As filed with the Securities and Exchange Commission on July 12, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DAVE & BUSTER’S, INC.

(Exact name of registrant as specified in its charter)

Missouri	43-1532756
(State of incorporation)	(I.R.S. Employer Identification No.)

2481 Manana Drive
Dallas, Texas 75220
(Address of principal executive offices) (Zip Code)

Dave & Buster’s, Inc. 2005 Long-Term Incentive Plan
(Full title of the plan)

James W. Corley	Copy to:
Chief Executive Officer and Chief Operations Officer	Lance M. Hardenburg
Dave & Buster’s Inc.	Hallett & Perrin, P.C.
2481 Manana Drive	2001 Bryan St., Suite 3900
Dallas, Texas 75220	Dallas, Texas 75201
(214) 357-9588

(Name, address and telephone number including area code of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Proposed Maximum
Title of Securities	Amount to be	Offering		Aggregate		Amount of
to be Registered	Registered	Price Per Share		Offering Price		Registration Fee
common stock, $0.01 par value	600,000 shares(1)	$18.14	(2)	$10,884,000	(2)	$1,282

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers shares of common stock of the registrant issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based on the average of the high and low prices of the registrant’s common stock on July 8, 2005, as reported on the New York Stock Exchange.

PART I
PART II
SIGNATURES
INDEX TO EXHIBITS
Opinion/Consent of Hallett & Perrin, P.C.
Consent of Ernst & Young LLP

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Item 1 – Plan Information and Item 2 – Registrant Information and Employee Plan Annual Information) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”), and the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (1) through (3) below are hereby incorporated by reference into this Registration Statement. All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

(1)	The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(b) under the 1933 Act, which contains, either directly or by incorporation by reference, audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(2)	All other reports filed pursuant to Sections 13(a) and 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report or the prospectus referred to in (1) above.

(3)	The description of the registrant’s common stock, $0.01 par value (“Common Stock”), which is contained in the registrant’s latest registration statement filed under the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Generally, under Missouri law, a corporation may indemnify a director or officer against expenses (including attorneys’ fees) judgments, fines and settlement payments actually and reasonably incurred in connection with an action, suit or proceeding (other than by or in the right of the corporation) to which he is made a party by virtue of his service to the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. With respect to an action or suit by or in the right of a corporation, the corporation may generally indemnify a director or officer against expenses and settlement payments actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted, unless a court otherwise determines it proper, to the extent such person is found liable for negligence or misconduct. Missouri law further states that a corporation shall indemnify a director or officer against expenses actually and reasonably incurred in any of the above actions, suites or proceedings to the extent such person is successful on the merits or otherwise in defense of the same.

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     Missouri law generally grants a corporation the power to adopt board indemnification provisions with respect to its directors and officers, but it places certain restrictions on a corporation’s ability to indemnify its officers and directors against conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have involved willful misconduct. Article Eleven of the registrant’s Articles eliminates, to the full extent permissible under the corporation laws of the State of Missouri, the liability of directors of the registrant and the stockholders for monetary damages for breach of fiduciary duty as a director. Such provisions further provide that indemnification of directors and officers shall be provided to the fullest extent permitted under Missouri law. The registrant also maintains a directors’ and officers’ liability insurance policy insuring directors and officers of the registrant for covered losses as defined in the policy. The registrant has also entered into indemnity agreements with its executive officers and directors which generally provide for indemnification for such individuals to the fullest extent provided by law.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits

     The following documents are filed as a part of this registration statement:

5.1	Opinion of Hallett & Perrin, P.C. (1)

23.1	Consent of Hallett & Perrin, P.C. (included in their opinion filed as Exhibit 5.1 hereto). (1)

23.2	Consent of Ernst & Young LLP. (1)

24.1	Power of Attorney (included with signature page of this Registration Statement). (1)

99.1	Registrant’s 2005 Long-Term Incentive Plan (2)

(1)	Filed herewith.

     (2) Filed as an exhibit to registrant’s proxy statement filed with the Commission on May 2, 2005, and incorporated herein by reference.

Item 9. Undertakings.

(a)	The registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(A) include any prospectus required by section 10(a)(3) of the 1933 Act;

(B) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee“ table in the effective registration statement; and

(C) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information

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required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on July 11, 2005.

DAVE & BUSTERS, INC.
By:	/s/ James W. Corley
James W. Corley
Chief Executive Officer and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints James W. Corley and William C. Hammett, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that each of said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 11, 2005:

/s/ PETER A. EDISON
Peter A. Edison	Chairman of the Board

/s/ JAMES W. CORLEY
James W. Corley	Chief Executive Officer and Chief Operating Officer and Director (principal executive officer)

/s/ DAVID O. CORRIVEAU
David O. Corriveau	President and Director

/s/ WILLIAM C. HAMMETT, JR.
William C. Hammett, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ MICHAEL J. METZINGER
Michael J. Metzinger	Vice President and Controller (principal accounting officer)

Allen J. Bernstein	Director

/s/ WALTER J. HUMANN
Walter J. Humann	Director

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/s/ Mark A. Levy

Mark A. Levy	Director

/s/ Christopher C. Maguire

Christopher C. Maguire	Director

David B. Pittaway	Director

/s/ Patricia P. Priest

Patricia P. Priest	Director

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INDEX TO EXHIBITS

Exhibit	Description of Exhibit

5.1*	Opinion of Hallett & Perrin, P.C.

23.1*	Consent of Hallett & Perrin, P.C. (included in their opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of Ernst & Young, LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included with signature page of this registration statement).

99.1**	Registrant’s 2005 Long-Term Incentive Plan

*	Filed herewith.
**	Filed as an exhibit to registrant's proxy statement filed with the Commission on May 2, 2005, and incorporated herein by reference.

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